MORGAN STANLEY
                                              SPECTRUM SERIES






        December 2007
        Monthly Report








This Monthly Report supplements the Spectrum Funds' Prospectus dated November 9, 2007.





                                                        Issued: January 31, 2008




MORGAN STANLEY

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 HISTORICAL FUND PERFORMANCE
--------------------------------------------------------------------------------

Presented below is the percentage change in Net Asset Value per Unit from the start of every calendar year each Fund has traded. Also provided is the inception-to-date return and the compound annualized return since inception for each Fund. PAST PERFORMANCE IS NO GUARANTEE OF FUTURE RESULTS.

               1991   1992  1993    1994  1995   1996   1997   1998   1999    2000   2001   2002   2003  2004   2005   2006  2007
FUND             %      %     %       %     %      %      %      %      %       %      %      %      %     %      %      %     %
----------------------------------------------------------------------------------------------------------------------------------
Spectrum
Currency        --      --     --    --    --     --     --     --     --    11.7    11.1   12.2   12.4  (8.0) (18.3)  (3.4) (13.5)
                                                                           (6 mos.)
----------------------------------------------------------------------------------------------------------------------------------
Spectrum
Global
Balanced        --      --     --   (1.7)  22.8  (3.6)  18.2   16.4    0.8     0.9   (0.3) (10.1)   6.2  (5.6)   4.2    2.4    0.2
                                   (2 mos.)
----------------------------------------------------------------------------------------------------------------------------------
Spectrum
Select...     31.2    (14.4)  41.6  (5.1)  23.6   5.3    6.2   14.2   (7.6)    7.1    1.7   15.4    9.6  (4.7)  (5.0)   5.9    7.5
            (5 mos.)
----------------------------------------------------------------------------------------------------------------------------------
Spectrum
Strategic       --      --     --    0.1   10.5  (3.5)   0.4    7.8   37.2   (33.1)  (0.6)   9.4   24.0   1.7   (2.6)  20.9    5.0
                                  (2 mos.)
----------------------------------------------------------------------------------------------------------------------------------
Spectrum
Technical.      --      --     --  (2.2)   17.6  18.3    7.5   10.2   (7.5)    7.8   (7.2)  23.3   23.0   4.4   (5.4)   5.4  (14.2)
                                  (2 mos.)
----------------------------------------------------------------------------------------------------------------------------------
           INCEPTION-   COMPOUND
            TO-DATE    ANNUALIZED
             RETURN      RETURN
FUND            %           %
--------------------------------
Spectrum
Currency ..   (1.6)        (0.2)

--------------------------------
Spectrum
Global
Balanced ..   56.3          3.5

--------------------------------
Spectrum
Select.....  212.4          7.2

--------------------------------
Spectrum
Strategic .   80.1          4.6

--------------------------------
Spectrum
Technical..  102.2          5.5

--------------------------------

--------------------------------------------------------------------------------
 DEMETER MANAGEMENT CORPORATION
--------------------------------------------------------------------------------

 522 Fifth Avenue, 13th Floor
 New York, NY 10036
 Telephone (212) 296-1999

MORGAN STANLEY SPECTRUM SERIES
MONTHLY REPORT
DECEMBER 2007

Dear Limited Partner:

   The Net Asset Value per Unit for each of the five Morgan Stanley Spectrum Funds as of December 31, 2007 was as follows:

FUND                         N.A.V.         % CHANGE FOR MONTH
--------------------------------------------------------------------------------
Spectrum Currency            $9.84                -1.91%
--------------------------------------------------------------------------------
Spectrum Global Balanced    $15.63                -1.21%
--------------------------------------------------------------------------------
Spectrum Select             $31.24                -0.03%
--------------------------------------------------------------------------------
Spectrum Strategic          $18.01                 2.22%
--------------------------------------------------------------------------------
Spectrum Technical          $20.22                -0.21%
--------------------------------------------------------------------------------

   Detailed performance information for each Fund is located in the body of the financial report. (Note: all returns are net of all fees). For each Fund, we provide a trading results by sector chart that portrays trading gains and trading losses for the previous month and year-to-date in each sector in which the Fund participates. In the case of Spectrum Currency, we provide the trading gains and trading losses for the five major currencies in which the Fund participates, and composite information for all other "minor" currencies traded within the Fund.

   The trading results by sector charts indicate the monthly and year-to-date composite percentage returns generated by the specific assets dedicated to trading within each market sector in which each Fund participates. Please note that there is not an equal amount of assets in each market sector, and the specific allocations of assets by a Fund to each sector will vary over time within a predetermined range. Below each chart is a description of the factors that influenced trading gains and trading losses within each Fund during the previous month.

   EFFECTIVE SEPTEMBER 1, 2007, CHESAPEAKE CAPITAL CORPORATION ("CHESAPEAKE" OR THE "TRADING ADVISOR") AGREED TO TEMPORARILY WAIVE THE MANAGEMENT FEE IT RECEIVES FROM SPECTRUM TECHNICAL. THE WAIVER OF THE MANAGEMENT FEE WILL REMAIN IN EFFECT THROUGH DECEMBER 31, 2007. EFFECTIVE JANUARY 1, 2008, CHESAPEAKE, IN CONSULTATION WITH THE GENERAL PARTNER, HAS AGREED TO A FURTHER TEMPORARY PARTIAL WAIVER OF THE MANAGEMENT FEE IT RECEIVES FROM SPECTRUM TECHNICAL. THE GENERAL PARTNER WILL NOTIFY YOU PRIOR TO THE END OF THIS MANAGEMENT FEE WAIVER. DUE TO CHESAPEAKE'S PARTIAL WAIVER OF THE MANAGEMENT FEE, SPECTRUM TECHNICAL WILL PAY A MONTHLY MANAGEMENT FEE EQUAL TO 1/6 OF 1% OF SPECTRUM TECHNICAL'S NET ASSETS AS OF THE BEGINNING OF EACH MONTH (A 2% ANNUAL RATE). PRIOR TO THE MANAGEMENT FEE WAIVER, SPECTRUM TECHNICAL PAID THE TRADING ADVISOR A MONTHLY MANAGEMENT FEE EQUAL TO 1/4 OF 1% OF SPECTRUM TECHNICAL'S NET ASSETS AS OF THE BEGINNING OF EACH MONTH (A 3% ANNUAL RATE).

   EFFECTIVE DECEMBER 1, 2007, GAVIN FERRIS BECAME CHIEF INVESTMENT OFFICER OF ASPECT CAPITAL LIMITED.

--------------------------------------------------------------------------------
 DEMETER MANAGEMENT CORPORATION
--------------------------------------------------------------------------------

   I WOULD ALSO LIKE TO TAKE THIS OPPORTUNITY TO INFORM YOU THAT WE ANTICIPATE SCHEDULE K-1 (FORM 1065) TAX FORMS REPORTING EACH LIMITED PARTNER'S SHARE OF THE PARTNERSHIP INCOME, LOSS AND DEDUCTIONS FOR CALENDAR YEAR 2007 WILL BE MAILED TO HOLDERS OF NON-IRA ACCOUNTS DURING THE LAST WEEK OF FEBRUARY. SHOULD YOU HAVE AN IRA ACCOUNT AND WISH TO RECEIVE A SCHEDULE K-1 TAX FORM, PLEASE CONTACT YOUR MORGAN STANLEY FINANCIAL ADVISOR.

   Should you have any questions concerning this report, please feel free to contact Demeter Management Corporation, 522 Fifth Avenue, 13th Floor, New York, NY 10036, or your Morgan Stanley Financial Advisor.

   I hereby affirm, that to the best of my knowledge and belief, the information contained in this report is accurate and complete. Past performance is no guarantee of future results.

   Sincerely,

/s/ Walter J. Davis
-------------------
Walter J. Davis
Chairman of the Board of Directors and President
Demeter Management Corporation,
General Partner of
Morgan Stanley Spectrum Currency L.P.
Morgan Stanley Spectrum Global Balanced L.P.
Morgan Stanley Spectrum Select L.P.
Morgan Stanley Spectrum Strategic L.P.
Morgan Stanley Spectrum Technical L.P.

                      [This page intentionally left blank]

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM CURRENCY L.P.
--------------------------------------------------------------------------------

             [Data below represents bar chart in the printed piece]

                      Month ended           YTD ended
                   December 31, 2007     December 31, 2007

Australian dollar         -0.16             -0.32
British pound              0.49             -0.72
Euro                      -0.26              4.79
Japanese yen              -1.06             -2.17
Swiss franc               -0.24             -2.44
Minor Currencies          -0.74             -9.27


         Note: Reflects trading results only and does not include fees or interest income.

               Minor currencies may include, but are not limited to, the South African rand, Thai baht, Singapore dollar, Mexican peso, New Zealand dollar, Polish zloty, Brazilian real, Norwegian krone, Swedish krona, Czech koruna, Chilean peso, and Russian ruble.

During the month, the Fund incurred losses from long positions in the Japanese yen, euro, Swiss Franc, South African rand, and New Zealand dollar versus the U.S. dollar, as well as both short and long positions in the Australian dollar versus the U.S. dollar. These losses were partially offset by gains from short positions in the British pound and Korean won versus the U.S. dollar, as well as long positions in the Turkish lira versus the U.S. dollar.

Losses were incurred from long positions in the Japanese yen, euro, Swiss franc, South African rand, and New Zealand dollar versus the U.S. dollar as the value of the U.S. dollar moved higher against most of its major rivals following a smaller-than-expected interest rate cut by the U.S. Federal Reserve. Additionally, the value of the U.S. dollar continued to move higher after better-than-expected U.S. economic data strengthened a growing view that the U.S. economy may avoid a recession despite a persistent credit crunch. Meanwhile, the value of the Japanese yen fell against the U.S. dollar after the Bank of Japan meeting minutes showed board members voted 8-1 to keep monetary policy steady while also downgrading its core economic assessment for the first time since December 2004. Elsewhere, losses were recorded from both short and long positions in the Australian dollar versus the U.S. dollar as the value of the Australian dollar moved without consistent direction throughout the month.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM CURRENCY L.P.
--------------------------------------------------------------------------------
(CONTINUED)

Gains were recorded from short positions in the British pound versus the U.S. dollar as the value of the British pound moved lower due to falling home prices in the United Kingdom and expectations that the Bank of England will keep cutting interest rates. Elsewhere, long positions in the Turkish lira versus the U.S. dollar experienced gains as the value of the Turkish lira moved higher towards the end of the month after the Central Bank of the Republic of Turkey signaled it may slow the pace of interest rate reductions. Lastly, short positions in the Korean won versus the U.S. dollar resulted in gains as the value of the Korean won fell on concern that a weakening economy in the United States would negatively affect South Korean exports.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM GLOBAL BALANCED L.P.
--------------------------------------------------------------------------------


             [Data below represents bar chart in the printed piece]

                  Month ended         YTD ended
               December 31, 2007   December 31, 2007

Currencies           -0.48               0.14
Interest Rates       -1.01               4.07
Stock Indices        -0.42              -5.83
Energies              0.26               1.21
Metals                0.09               1.25
Agriculturals         0.54              -0.1

           Note: Reflects trading results only and does not include fees or interest income.

During the month, the Fund incurred losses in the global interest rate, currency, and global stock index sectors. A portion of these losses was offset by gains experienced in the agricultural, energy, and metals sectors.

Within the global interest rate sector, long positions in U.S. and European fixed-income futures incurred losses as prices moved lower after the U.S. Federal Reserve and European Central Bank announced plans for a joint effort with three other central banks to boost liquidity in the global banking sector, which has been constricted by the U.S. housing slump and heavy losses related to sub-prime mortgage investments. Additionally, U.S. interest rate futures prices moved lower after U.S. government reports showed retail sales and producer prices increased more than forecast in November, while European fixed-income futures prices declined amid expectations that inflation in the Euro-Zone may exceed previous projections.

Within the currency sector, long positions in the Japanese yen versus the U.S. dollar and Canadian dollar resulted in losses at the beginning of the month as the value of the Japanese yen fell against these currencies after the Bank of Japan meeting minutes showed board members voted 8-1 to keep monetary policy steady while also downgrading its core economic assessment for the first time since December 2004. Elsewhere, losses were incurred from both long and short positions in the Australian dollar versus the Canadian dollar as the value of the Australian dollar moved without consistent direction throughout the month.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM GLOBAL BALANCED L.P.
--------------------------------------------------------------------------------
(CONTINUED)

Within the global stock index sector, long positions in Pacific Rim, U.S., and European equity index futures recorded losses as prices fell on concerns that accelerating global inflation and losses related to the collapse of the U.S. sub-prime mortgage market may hurt corporate earnings.

Within the agricultural markets, long futures positions in the soybean complex experienced gains as prices rose amid concerns that global supplies are declining, while demand remains strong.

Within the energy markets, long futures positions in oil related products resulted in gains as prices increased after a U.S. government report showed that U.S. stockpiles dropped below the five-year average for the first time this year. Furthermore, crude oil prices were buoyed by news that Turkish military planes bombed suspected Kurdish sites in northern Iraq. Finally, prices increased towards the end of the month after news of the assassination of former Pakistani Prime Minister and opposition leader, Benazir Bhutto.

Within the metals markets, long positions in gold and platinum futures experienced gains as prices moved higher amid speculative buying. In addition, gold futures prices moved higher due to continued uncertainty regarding the direction of the U.S. dollar.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM SELECT L.P.
--------------------------------------------------------------------------------


             [Data below represents bar chart in the printed piece]


                Month ended             YTD ended
             December 31, 2007        December 31, 2007

Currencies        -0.25                    6.14
Interest Rates    -0.89                    5.67
Stock Indices     -0.28                   -3.25
Energies           0.67                    4.69
Metals             0.51                   -1.23
Agriculturals      0.69                    0.88

           Note: Reflects trading results only and does not include fees or interest income.

During the month, the Fund experienced gains in the agricultural, energy, and metals sectors. These gains were offset by losses incurred in the global interest rate, global stock index, and currency sectors.

Within the agricultural markets, long futures positions in the soybean complex and corn experienced gains as prices rose amid concerns that global supplies are declining, while demand remains strong.

Within the energy markets, long futures positions in crude oil and its related products resulted in gains as prices increased after a U.S. government report showed that U.S. stockpiles dropped below the five-year average for the first time this year. Furthermore, crude oil prices were buoyed by news that Turkish military planes bombed suspected Kurdish sites in northern Iraq. Finally, prices increased towards the end of the month after news of the assassination of former Pakistani Prime Minister and opposition leader, Benazir Bhutto.

Within the metals markets, long positions in gold futures experienced gains as prices moved higher amid speculative buying. Elsewhere in the metals complex, short positions in aluminum futures recorded gains as prices declined following news that producers may increase output, while an economic slowdown threatens to weaken demand from home builders.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM SELECT L.P.
--------------------------------------------------------------------------------
(CONTINUED)

Within the global interest rate sector, long positions in European and U.S. fixed-income futures recorded losses as prices moved lower after the European Central Bank and U.S. Federal Reserve announced plans for a joint effort with three other central banks to boost liquidity in the global banking sector, which has been constricted by the U.S. housing slump and heavy losses related to sub-prime mortgage investments. Additionally, European fixed-income futures prices declined amid expectations that inflation in the Euro-Zone may exceed previous projections, while U.S. interest rate futures prices moved lower after U.S. government reports showed retail sales and producer prices increased more than forecast in November.

Within the global stock index sector, long positions in European and U.S. equity index futures resulted in losses as prices fell on concerns that accelerating global inflation and losses related to the collapse of the U.S. sub-prime mortgage market may hurt corporate earnings.

Within the currency sector, long positions in the Swiss franc, Japanese yen, and Mexican peso versus the U.S. dollar recorded losses as the value of the U.S. dollar strengthened relative to most of its major rivals following a smaller-than-expected interest rate cut by the U.S. Federal Reserve. Additionally, the value of the U.S. dollar continued to move higher after better-than-expected U.S. economic data strengthened a growing view that the U.S. economy may avoid a recession despite a persistent credit crunch, while the value of the Japanese yen declined against the U.S. dollar after the Bank of Japan meeting minutes showed board members voted 8-1 to keep monetary policy steady while also downgrading its core economic assessment for the first time since December 2004.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM STRATEGIC L.P.
--------------------------------------------------------------------------------


             [Data below represents bar chart in the printed piece]


                  Month ended             YTD ended
               December 31, 2007        December 31, 2007
Currencies           -0.54                    0.03
Interest Rates       -0.15                    1.49
Stock Indices          0.1                    1.54
Energies              0.69                     1.6
Metals               -0.34                   -2.84
Agriculturals         2.97                    8.19

           Note: Reflects trading results only and does not include fees or interest income.

During the month, the Fund experienced gains in the agricultural, energy, and global stock index sectors. These gains were partially offset by losses recorded
in  the  currency,   metals,  and  global  interest  rate  sectors.

Within the agricultural markets, long futures positions in soybeans, soybean meal, and corn experienced gains as prices increased amid sentiment that persistently rising energy costs, such as crude oil, may boost demand for alternative biofuels. In addition, prices of soybeans and soybean meal futures moved higher following news that supplies in Brazil and Argentina are forecast to decline. Similarly, gains were recorded from long positions in cocoa and coffee futures as prices moved higher on concerns that global stockpiles continue to decline at a time of heightened demand.

Within the energy markets, long futures positions in gasoline and oil related products resulted in gains as prices increased after a U.S. government report showed that U.S. stockpiles dropped below the five-year average for the first time this year. Furthermore, crude oil prices were buoyed by news that Turkish military planes bombed suspected Kurdish sites in northern Iraq. Finally, prices increased towards the end of the month after news of the assassination of former Pakistani Prime Minister and opposition leader, Benazir Bhutto.

Within the global stock index sector, long positions in German and Japanese equity index futures recorded gains as prices moved higher at the beginning of the month after the U.S. Federal Reserve said it would add cash to the banking system to bolster short-term financing.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM STRATEGIC L.P.
--------------------------------------------------------------------------------
(CONTINUED)

Within the currency sector, long positions in the Australian dollar, Japanese yen, euro, and New Zealand dollar versus the U.S. dollar recorded losses as the value of the U.S. dollar strengthened relative to most of its major rivals following a smaller-than-expected interest rate cut by the U.S. Federal Reserve. Additionally, the value of the U.S. dollar continued to move higher after better-than-expected U.S. economic data strengthened a growing view that the U.S. economy may avoid a recession despite a persistent credit crunch, while the value of the Japanese yen declined against the U.S. dollar after the Bank of Japan meeting minutes showed board members voted 8-1 to keep monetary policy steady while also downgrading its core economic assessment for the first time since December 2004.

Within the metals markets, long positions in zinc and copper futures resulted in losses as prices moved lower amid continuing worries over the negative impact of credit market turmoil on global demand.

Within the global interest rate sector, long positions in German fixed-income futures recorded losses as prices moved lower after the European Central Bank announced plans for a joint effort with four other central banks to boost liquidity in the global banking sector, which has been constricted by the U.S. housing slump and heavy losses related to sub-prime mortgage investments. Additionally, prices declined amid expectations that inflation in the Euro-Zone may exceed previous projections.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM TECHNICAL L.P.
--------------------------------------------------------------------------------


             [Data below represents bar chart in the printed piece]

              Month ended          YTD ended
           December 31, 2007   December 31, 2007

Currencies       -0.97               -0.65
Interest Rates   -0.69                2.26
Stock Indices    -0.39               -3.4
Energies          0.74                0.24
Metals            0.62               -2.27
Agriculturals     0.94               -0.11

           Note: Reflects trading results only and does not include fees or interest income.

During the month, the Fund incurred losses in the currency, global interest rate, and global stock index sectors. These losses were partially offset by gains experienced in the agricultural, energy, and metals sectors.

Within the currency sector, long positions in the British pound, euro, Swiss franc, and New Zealand dollar versus the U.S. dollar incurred losses as the value of the U.S. dollar moved higher against most of its major rivals following a smaller-than-expected interest rate cut by the U.S. Federal Reserve. Additionally, the value of the U.S. dollar continued to rise after better-than-expected U.S. economic data strengthened a growing view that the U.S. economy may avoid a recession despite a persistent credit crunch.

Within the global interest rate sector, long positions in European and U.S. fixed-income futures recorded losses as prices moved lower after the European Central Bank and U.S. Federal Reserve announced plans for a joint effort with three other central banks to boost liquidity in the global banking sector, which has been constricted by the U.S. housing slump and heavy losses related to sub-prime mortgage investments. Additionally, European fixed-income futures prices declined amid expectations that inflation in the Euro-Zone may exceed previous projections, while U.S. interest rate futures prices moved lower after U.S. government reports showed retail sales and producer prices increased more than forecast in November.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM TECHNICAL L.P.
--------------------------------------------------------------------------------
(CONTINUED)

Within the global stock index sector, long positions in U.S., European, and Pacific Rim equity index futures resulted in losses as prices fell on concerns that accelerating global inflation and losses related to the collapse of the U.S. sub-prime mortgage market may hurt corporate earnings.

Within the agricultural markets, long futures positions in the soybean complex and corn experienced gains as prices rose amid concerns that global supplies are declining, while demand remains strong. Elsewhere in the agricultural complex, short positions in lean hog futures prices recorded gains as prices moved lower leading up to and after the U.S. Department of Agriculture released data indicating growing supplies.

Within the energy markets, long futures positions in crude oil and its related products resulted in gains as prices increased after a U.S. government report showed that U.S. stockpiles dropped below the five-year average for the first time this year. Furthermore, crude oil prices were buoyed by news that Turkish military planes bombed suspected Kurdish sites in northern Iraq. Finally, prices increased towards the end of the month after news of the assassination of former Pakistani Prime Minister and opposition leader, Benazir Bhutto.

Within the metals markets, long positions in gold futures experienced gains as prices moved higher amid speculative buying. In addition, gold futures prices moved higher due to continued uncertainty regarding the direction of the U.S. dollar. Elsewhere in the metals complex, short positions in aluminum and zinc futures recorded gains as prices declined following news that producers may increase output, while an economic slowdown stalls demand from home builders.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
FOR THE MONTH ENDED DECEMBER 31, 2007 (UNAUDITED)

                                      MORGAN STANLEY                       MORGAN STANLEY
                                     SPECTRUM CURRENCY                SPECTRUM GLOBAL BALANCED
                             --------------------------------      ---------------------------------
                                              PERCENTAGE OF                           PERCENTAGE OF
                                             DECEMBER 1, 2007                       DECEMBER 1, 2007
                                                BEGINNING                              BEGINNING
                                   AMOUNT    NET ASSET VALUE           AMOUNT       NET ASSET VALUE
                             ---------------------------------     ------------ --------------------
                                      $             %                     $                 %
INVESTMENT INCOME
   Interest income (Note 2)        228,618           .20                 90,969             .25
                             -------------       -------           ------------          ------

EXPENSES
   Brokerage fees (Note 2)         436,938           .38                136,898             .38
   Management fees (Note 3)        189,974           .17                 44,640             .12
                             -------------       -------           ------------          ------
     Total Expenses                626,912           .55                181,538             .50
                             -------------       -------           ------------          ------

NET INVESTMENT LOSS               (398,294)         (.35)               (90,569)           (.25)
                             -------------       -------           ------------          ------

TRADING RESULTS
Trading profit (loss):
   Realized                      6,129,762          5.38               (537,266)          (1.50)
   Net change in unrealized     (7,909,561)        (6.94)               194,180             .54
                             -------------       -------           ------------          ------
     Total Trading Results      (1,779,799)        (1.56)              (343,086)           (.96)
                             -------------       -------           ------------          ------

NET LOSS                        (2,178,093)        (1.91)              (433,655)          (1.21)
                             =============       =======           ============          ======

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 STATEMENTS OF CHANGES IN NET ASSET VALUE
--------------------------------------------------------------------------------
FOR THE MONTH ENDED DECEMBER 31, 2007 (UNAUDITED)

                                        MORGAN STANLEY                                    MORGAN STANLEY
                                       SPECTRUM CURRENCY                              SPECTRUM GLOBAL BALANCED
                           -----------------------------------------           ---------------------------------------
                                                               PER                                               PER
                                UNITS           AMOUNT         UNIT                UNITS           AMOUNT        UNIT
                           --------------    ------------      -----           -------------     ----------      -----
                                                  $              $                                    $            $
Net Asset Value,
   December 1, 2007        11,367,941.055    113,983,754       10.03           2,257,271.671     35,712,402      15.82
Net Loss                               --     (2,178,093)       (.19)                     --       (433,655)      (.19)
Redemptions                  (504,899.323)    (4,968,209)       9.84             (26,570.850)      (415,302)     15.63
Subscriptions                  49,826.449        490,292        9.84               3,075.179         48,065      15.63
                           --------------    ------------                      -------------     ----------
Net Asset Value,
   December 31, 2007       10,912,868.181    107,327,744        9.84           2,233,776.000     34,911,510      15.63
                           ==============    ===========                       =============     ==========





The accompanying notes are an integral part of these financial statements.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
 FOR THE MONTH ENDED DECEMBER 31, 2007 (UNAUDITED)

                                       MORGAN STANLEY                     MORGAN STANLEY               MORGAN STANLEY
                                       SPECTRUM SELECT                  SPECTRUM STRATEGIC           SPECTRUM TECHNICAL
                                 ---------------------------      -----------------------------  ---------------------------
                                             PERCENTAGE OF                      PERCENTAGE OF                PERCENTAGE OF
                                           DECEMBER 1, 2007                   DECEMBER 1, 2007              DECEMBER 1, 2007
                                               BEGINNING                          BEGINNING                    BEGINNING
                                 AMOUNT     NET ASSET VALUE          AMOUNT    NET ASSET VALUE    AMOUNT    NET ASSET VALUE
                              ------------ -----------------      -----------   ---------------  ---------  ----------------
                                     $              %                   $             %               $              %
INVESTMENT INCOME
   Interest income (Note 2)      1,063,195          .20               421,265         .20          1,201,347         .20
                              ------------        -----           -----------       -----       ------------       -----

EXPENSES
   Brokerage fees (Note 2)       2,636,617          .50             1,051,800         .50          2,938,635         .50
   Management fees (Note 3)      1,049,154          .19               420,718         .19            955,055         .16
   Incentive fees (Note 3)          16,603           --               102,353         .05            261,283         .04
                              ------------        -----           -----------       -----       ------------       -----
     Total Expenses              3,702,374          .69             1,574,871         .74          4,154,973         .70
                              ------------        -----           -----------       -----       ------------       -----

NET INVESTMENT LOSS             (2,639,179)        (.49)           (1,153,606)       (.54)        (2,953,626)       (.50)
                              ------------        -----           -----------       -----       ------------       -----

TRADING RESULTS
Trading profit (loss):
   Realized                      5,079,623          .96             6,504,312        3.09          7,570,886        1.29
   Net change in unrealized     (2,615,861)        (.50)             (688,945)       (.33)        (5,879,527)      (1.00)
                              ------------        -----           -----------       -----       ------------       -----
     Total Trading Results       2,463,762          .46             5,815,367        2.76          1,691,359         .29
                              ------------        -----           -----------       -----       ------------       -----

NET INCOME (LOSS)                 (175,417)        (.03)            4,661,761        2.22         (1,262,267)       (.21)
                              ============        =====           ===========       =====       ============       =====


 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 STATEMENTS OF CHANGES IN NET ASSET VALUE
--------------------------------------------------------------------------------
 FOR THE MONTH ENDED DECEMBER 31, 2007 (UNAUDITED)

                                MORGAN STANLEY                        MORGAN STANLEY                       MORGAN STANLEY
                                SPECTRUM SELECT                    SPECTRUM STRATEGIC                    SPECTRUM TECHNICAL
                      ------------------------------------- ---------------------------------  -------------------------------------
                                                     PER                                PER                                    PER
                          UNITS         AMOUNT      UNIT        UNITS        AMOUNT     UNIT       UNITS         AMOUNT        UNIT
                      --------------  -----------  -------  -------------  ----------- ------  --------------  -----------    ------
                                          $           $                         $         $                         $           $
Net Asset Value,
   December 1, 2007   16,871,554.474  527,323,465  31.26   11,941,319.783  210,359,903  17.62  28,998,157.197  587,726,902    20.27
Net Income (Loss)                 --     (175,417)  (.02)              --    4,661,761    .39              --   (1,262,267)    (.05)
Redemptions             (225,060.029)  (7,030,875) 31.24     (160,607.418)  (2,892,540) 18.01    (510,744.003) (10,327,244)   20.22
Subscriptions             97,995.564    3,061,382  31.24      188,725.003    3,398,937  18.01     136,610.661    2,762,267    20.22
                      --------------  -----------          --------------  -----------         --------------  -----------
Net Asset Value,
   December 31, 2007  16,744,490.009  523,178,555  31.24   11,969,437.368  215,528,061  18.01  28,624,023.855  578,899,658    20.22
                      ==============  ===========          ==============  ===========         ==============  ===========

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (UNAUDITED)

--------------------------------------------------------------------------------
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION. Morgan Stanley Spectrum Currency L.P. ("Spectrum Currency"), Morgan Stanley Spectrum Global Balanced L.P. ("Spectrum Global Balanced"), Morgan Stanley Spectrum Select L.P. ("Spectrum Select"), Morgan Stanley Spectrum Strategic L.P. ("Spectrum Strategic"), and Morgan Stanley Spectrum Technical L.P. ("Spectrum Technical") (individually, a "Partnership", or collectively, the "Partnerships"), are limited partnerships organized to engage primarily in the speculative trading of futures contracts, options on futures and forward contracts, and forward contracts on physical commodities and other commodity interests, including, but not limited to, foreign currencies, financial instruments, metals, energy, and agricultural products (collectively, "Futures Interests").

   The general partner of each Partnership is Demeter Management Corporation ("Demeter"). The commodity brokers for Spectrum Global Balanced, Spectrum Select, Spectrum Strategic, and Spectrum Technical are Morgan Stanley & Co. Incorporated ("MS&Co.") and Morgan Stanley & Co. International plc ("MSIP"). Spectrum Currency's commodity broker is MS&Co. MS&Co. acts as the counterparty on all trading of foreign currency forward contracts. For Spectrum Strategic and Spectrum Technical, Morgan Stanley Capital Group Inc. ("MSCG") acts as the counterparty on all trading of options on foreign currency forward contracts. Demeter, MS&Co., MSIP, and MSCG are wholly-owned subsidiaries of Morgan Stanley.

   Demeter is required to maintain a 1% minimum interest in the equity of each Partnership and income (losses) are shared by Demeter and the limited partners based upon their proportional ownership interests.

USE OF ESTIMATES. The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from those estimates.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONTINUED)

REVENUE RECOGNITION. Futures Interests are open commitments until settlement date, at which time they are realized. They are valued at market on a daily basis and the resulting net change in unrealized gains and losses is reflected in the change in unrealized trading profit (loss) on open contracts from one period to the next on the Statements of Operations. Monthly, MS&Co. pays each Partnership interest income at a rate equal to the monthly average of the 4-week U.S. Treasury bill discount rate during such month on 80% of the funds on deposit with the commodity brokers at each month-end in the case of Spectrum Currency, Spectrum Select, Spectrum Strategic, and Spectrum Technical, and on 100% in the case of Spectrum Global Balanced. For purposes of such interest payments, Net Assets do not include monies owed to the Partnerships on Futures Interests.

   The Partnerships' functional currency is the U.S. dollar; however, they transact business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the Statements of Changes in Net Asset Value. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in income currently.

NET INCOME (LOSS) PER UNIT. Net income (loss) per unit of limited partnership interest ("Unit(s)") is computed using the weighted average number of Units outstanding during the period.

BROKERAGE AND RELATED TRANSACTION FEES AND COSTS. The brokerage fees for Spectrum Currency and Spectrum Global Balanced are accrued at a flat monthly rate of 1/12 of 4.6% (a 4.6% annual rate) of Net Assets as of the first day of each month.

   Brokerage  fees  for  Spectrum  Select,  Spectrum  Strategic,   and  Spectrum
Technical are accrued at a flat monthly rate of 1/12 of 6.0% (a 6.0% annual rate) of Net Assets as of the first day of each month.

   Such brokerage fees currently cover all brokerage fees, transaction fees and costs, and ordinary administrative and continuing offering expenses.

OPERATING EXPENSES. The Partnerships incur monthly management fees and may incur incentive fees. All common administrative and continuing offering expenses including legal, auditing, accounting, filing fees, and other related expenses are borne by MS&Co. through the brokerage fees paid by the Partnerships.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONTINUED)

CONTINUING OFFERING. Units of each Partnership are offered at a price equal to 100% of the Net Asset Value per Unit as of the close of business on the last day of each month. No selling commissions or charges related to the continuing offering of Units are paid by the limited partners or the Partnerships. MS&Co. pays all such costs.

REDEMPTIONS. Limited partners may redeem some or all of their Units at 100% of the Net Asset Value per Unit as of the end of the last day of any month that is at least six months after the closing at which a person first becomes a limited partner. The Request for Redemption must be delivered to a limited partner's local Morgan Stanley Branch Office in time for it to be forwarded and received by Demeter, no later than 3:00 p.m., New York City time, on the last day of the month in which the redemption is to be effective. Redemptions must be made in whole Units, in a minimum amount of 50 Units required for each redemption, unless a limited partner is redeeming his entire interest in a Partnership.

   Units redeemed on or prior to the last day of the twelfth month from the date of purchase will be subject to a redemption charge equal to 2% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twelfth month and on or prior to the last day of the twenty-fourth month from the date of purchase will be subject to a redemption charge equal to 1% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twenty-fourth month from the date of purchase will not be subject to a redemption charge. The foregoing redemption charges are paid to MS&Co.

EXCHANGES. On the last day of the first month which occurs more than six months after a person first becomes a limited partner in any of the Partnerships, and at the end of each month thereafter, limited partners may exchange their investment among the Partnerships (subject to certain restrictions outlined in the Limited Partnership Agreements) without paying additional charges.

DISTRIBUTIONS. Distributions, other than redemptions of Units, are made on a pro-rata basis at the sole discretion of Demeter. No distributions have been made to date. Demeter does not intend to make any distributions of the Partnerships' profits.

INCOME TAXES. No provision for income taxes has been made in the accompanying financial statements, as partners are individually responsible for reporting income or loss based upon their respective share of each Partnership's revenues and expenses for income tax purposes.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONTINUED)

DISSOLUTION OF THE PARTNERSHIPS. Spectrum Currency, Spectrum Global Balanced, Spectrum Strategic, and Spectrum Technical will terminate on December 31, 2035 and Spectrum Select will terminate on December 31, 2025, regardless of financial condition at such time, or at an earlier date if certain conditions occur as defined in each Partnership's Limited Partnership Agreement.

--------------------------------------------------------------------------------
2. RELATED PARTY TRANSACTIONS

The Partnerships pay brokerage fees to MS&Co. as described in Note 1. Spectrum Global Balanced, Spectrum Select, Spectrum Strategic, and Spectrum Technical's cash is on deposit with MS&Co. and MSIP, and Spectrum Currency's cash is on deposit with MS&Co., in futures interests trading accounts to meet margin requirements as needed. MS&Co. pays interest on these funds as described in Note 1.

--------------------------------------------------------------------------------
3. TRADING ADVISORS

Demeter, on behalf of each Partnership, retains certain commodity trading advisors to make all trading decisions for the Partnerships. The trading advisors for each Partnership are as follows:

Morgan Stanley Spectrum Currency L.P.
 C-View International Limited,
  effective December 1, 2007
 DKR Fusion Management L.P.,
  effective December 1, 2007
 FX Concepts Trading Advisor, Inc.,
  effective December 1, 2007
 John W. Henry & Company, Inc.
 Sunrise Capital Partners, LLC-

Morgan Stanley Spectrum Global Balanced L.P.
 Altis Partners (Jersey) Limited ("Altis"),
  effective December 1, 2007
 Cornerstone Quantitative Investment Group, Inc.
  ("Cornerstone") effective December  1, 2007
 C-View International Limited ("C-View"),
  effective December 1, 2007
 SSARIS Advisors, LLC ("SSARIS")

Morgan Stanley Spectrum Select L.P.
 Altis Partners (Jersey) Limited,
  effective December 1, 2007
 EMC Capital Management, Inc. ("EMC")
 Graham Capital Management, L.P. ("Graham")
 Northfield Trading L.P. ("Northfield")
 Rabar Market Research, Inc. ("Rabar")
 Sunrise Capital Management, Inc. ("Sunrise")

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONTINUED)

Morgan Stanley Spectrum Strategic L.P.
 Blenheim Capital Management, L.L.C. ("Blenheim")
 Cornerstone Quantitative Investment Group, Inc.,
  effective December 1, 2007
 Eclipse Capital Management, Inc. ("Eclipse")
 FX Concepts Trading Advisor, Inc. ("FX Concepts")

Morgan Stanley Spectrum Technical L.P.
 Aspect Capital Limited ("Aspect"),
  effective December 1, 2007
 Campbell & Company, Inc. ("Campbell")
 Chesapeake Capital Corporation ("Chesapeake")
 John W. Henry & Company, Inc. ("JWH")
 Rotella Capital Management Inc. ("Rotella"),
  effective December 1, 2007
 Winton Capital Management Limited ("Winton")

Compensation to the trading advisors by the Partnerships consists of a management fee and an incentive fee as follows:

MANAGEMENT FEE. The management fee for Spectrum Currency is accrued at a rate of 1/6 of 1% per month of Net Assets allocated to each trading advisor on the first day of each month (a 2% annual rate).

   The management fee for Spectrum Global Balanced is accrued at a rate of 5/48 of 1% per month of Net Assets allocated to SSARIS on the first day of each month (a 1.25% annual rate), 1/12 of 1.75% per month of Net Assets allocated to Altis on the first day of each month (a 1.75% annual rate), 1/12 of 1% per month of Net Assets allocated to Cornerstone on the first day of each month (a 1% annual rate), and 1/12 of 2% per month of Net Assets allocated to C-View on the first day of each month (a 2% annual rate).

    The management fee for Spectrum Select is accrued at a rate of 1/12 of 1.75% per month of Net Assets allocated to Altis on the first day of each month (a 1.75% annual rate), 1/6 of 1% per month of Net Assets allocated to Graham on the first day of each month (a 2% annual rate), 5/24 of 1% per month of Net Assets allocated to EMC and Rabar on the first day of each month (a 2.5% annual rate), and 1/4 of 1% per month of Net Assets allocated to Northfield and Sunrise on the first day of each month (a 3% annual rate).

   The management fee for Spectrum Strategic is accrued at a rate of 1/12 of 1% per month of Net Assets allocated to Cornerstone on the first day of each month (a 1% annual rate), 1/6 of 1% per month of Net Assets allocated to FX Concepts on the first day of each month (a 2% annual rate), and 1/4 of 1% per month of Net Assets allocated to Blenheim and Eclipse on the first day of each month (a 3% annual rate).

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONTINUED)

   The management fee for Spectrum Technical is accrued at a rate of 1/6 of 1% per month of Net Assets allocated to Aspect, JWH, Rotella, and Winton on the first day of each month (a 2% annual rate) and 1/4 of 1% per month of Net Assets allocated to Campbell on the first day of each month (a 3% annual rate).

   For the period of September 1, 2007 through December 31, 2007, Chesapeake waived the management fee it receives from Spectrums Technical. Effective January 1, 2008, Spectrum Technical will pay a monthly management fee equal to 1/6 of 1% of its Net Assets allocated to Chesapeake on the first day of each month (a 2% annual rate). Prior to September 1, 2007, Spectrum Technical paid a monthly management fee equal to 1/4 of 1% of its Net Assets allocated to Chesapeake on the first day of each month (a 3% annual rate).

INCENTIVE FEE. Spectrum Currency pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to each trading advisor's allocated Net Assets as of the end of each calendar month.

   Spectrum Global Balanced pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to the Net Assets allocated to SSARIS as of the end of each calendar month, and 20% of the trading profits experienced with respect to the Net Assets allocated to Altis, Cornerstone, and C-View as of the end of each calendar month.

   Spectrum Select pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to the Net Assets allocated to Northfield and Sunrise as of the end of each calendar month, 17.5% of the trading profits experienced with respect to the Net Assets allocated to EMC and Rabar as of the end of each calendar month, and 20% of the trading profits experienced with respect to the Net Assets allocated to Altis and Graham as of the end of each calendar month.

   Spectrum Strategic pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to the Net Assets allocated to each of Blenheim and Eclipse as of the end of each calendar month and 20% of the trading profits experienced with respect to the Net Assets allocated to Cornerstone and FX Concepts as of the end of each calendar month.

   Spectrum Technical pays a monthly incentive fee equal to 19% of the trading profits experienced with respect to the Net Assets allocated to Chesapeake as of the end of each calendar month, and 20% of the trading profits experienced with respect to the Net Assets allocated to each of Aspect, Campbell, JWH, Rotella, and Winton as of the end of each calendar month.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONCLUDED)

   Trading profits represent the amount by which profits from futures, forwards, and options trading exceed losses after brokerage and management fees are deducted.

   For all Partnerships with trading losses, no incentive fee is paid in subsequent months until all such losses are recovered. Cumulative trading losses are adjusted on a pro-rata basis for the net amount of each month's subscriptions and redemptions.

MANAGED FUTURES INVESTMENTS ARE SPECULATIVE, INVOLVE A HIGH DEGREE OF RISK, USE SIGNIFICANT LEVERAGE, ARE GENERALLY ILLIQUID, HAVE SUBSTANTIAL CHARGES, ARE SUBJECT TO CONFLICTS OF INTEREST, AND ARE SUITABLE ONLY FOR THE RISK CAPITAL PORTION OF AN INVESTOR'S PORTFOLIO. BEFORE INVESTING IN ANY MANAGED FUTURES INVESTMENT, QUALIFIED INVESTORS SHOULD READ THE PROSPECTUS OR OFFERING DOCUMENTS CAREFULLY FOR ADDITIONAL INFORMATION WITH RESPECT TO CHARGES, EXPENSES, AND RISKS. PAST PERFORMANCE IS NO GUARANTEE OF FUTURE RESULTS.

THIS REPORT IS BASED ON INFORMATION FROM MULTIPLE SOURCES AND MORGAN STANLEY MAKES NO REPRESENTATION AS TO THE ACCURACY OR COMPLETENESS OF INFORMATION FROM SOURCES OUTSIDE OF MORGAN STANLEY.

                         Demeter Management Corporation
                         522 Fifth Avenue, 13th Floor
                         New York, NY 10036


MORGAN STANLEY

ADDRESS SERVICE REQUESTED










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